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                                                                     EXHIBIT 3.1



                           SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  RESTRAC, INC.


         Restrac, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation is Restrac, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 8, 1993. The name under which the Corporation filed its original Certificate of Incorporation was MicroTrac Systems, Inc.

         2. This Second Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on January 5, 1994, as heretofore amended (the "Certificate of Incorporation"), and was duly adopted by the written consent of the stockholders of the Corporation, with written notice thereof having been given to all stockholders of the Corporation who have not given their written consent, all in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL").

         3. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to provide as herein set forth in full.


                                    ARTICLE I

                                      NAME
                                      ----

         The name of the Corporation is RESTRAC, INC.




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                                   ARTICLE II

                                REGISTERED OFFICE
                                -----------------

         The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.


                                   ARTICLE III

                                    PURPOSES
                                    --------

         The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.


                                   ARTICLE IV

                                  CAPITAL STOCK
                                  -------------

         The total number of shares of capital stock which the Corporation shall have the authority to issue is Thirty-Five Million Five Hundred Fifty-Six Thousand One Hundred Fifty-Five (35,556,155) shares of which (i) Thirty Million (30,000,000) shares shall be Common Stock, par value $.01 per share (the "Common Stock"), (ii) Five Hundred Fifty-Six Thousand One Hundred Fifty-Five (556,155) shares shall be Convertible Preferred Stock, par value $1.00 per share (the "Convertible Preferred Stock"), and (iii) Five Million (5,000,000) shares shall be undesignated preferred stock, par value $.01 per share (the "Undesignated Preferred Stock," and, collectively with the Convertible Preferred Stock, the "Preferred Stock").

         A description of the respective classes of stock and a statement of the designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:


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                                 A. COMMON STOCK
                                    ------------

         Subject to all of the rights, powers and preferences of the Preferred Stock, and except as provided by law or in this Article IV (or in any certificate of designation of any series of Preferred Stock) or by the Board of Directors or any authorized committee thereof pursuant to this Article IV,

                  (a) the holders of the Common Stock shall have the exclusive right to vote for the election of Directors and on all other matters requiring stockholder action, each share being entitled to one vote;

                  (b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and

                  (c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

                         B. CONVERTIBLE PREFERRED STOCK
                            ---------------------------

         SECTION 1. DIVIDENDS. The holders of Convertible Preferred Stock shall be entitled to receive, when and as declared by the directors of the Corporation, out of funds legally available for the purpose, quarterly, cumulative dividends per share payable in cash on the fifteenth business day of each calendar quarter (a "Dividend Payment Date") at the annual rate of the product of the Cumulative Dividend Rate (as hereinafter defined) and the Conversion Value (as defined in subsection 4(a)) of the Convertible Preferred Stock. As used herein, the term "Cumulative Dividend Rate" shall mean eight percent (8%) per annum; provided, that if for any fiscal year of the Corporation commencing on or after October 1, 1993, the Operating Profit (as hereinafter defined) is less than $800,000, then the Cumulative Dividend Rate for the next succeeding fiscal year of the Corporation shall be twelve percent (12%) per annum. Such dividends on shares of Convertible Preferred Stock shall accumulate daily from the date on which the Corporation originally issues such shares and shall be payable to holders of Convertible Preferred Stock of record at the close of business on the fifth business day next preceding the Dividend Payment Date in question. As used herein, the term "Operating Profit" shall mean the consolidated operating income, if any, of the Corporation and its subsidiaries, computed in accordance with generally accepted accounting principles consistently applied, but without deductions for amortization of acquisition costs for any business acquisition occurring after December 31, 1993 and approved by the board of directors of the Corporation. If and to the extent that dividends are not paid in full to the holders of Convertible Preferred Stock on a Dividend Payment Date, then such dividends shall accrue and be cumulative from such Dividend Payment Date whether or not such dividends

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shall have been declared and whether or not the Corporation has or had sufficient funds legally available for the purpose. Interest will not be payable with respect to accrued but unpaid dividends. The Convertible Preferred Stock shall also have the special dividend rights set forth in Section 5(b). No dividends shall be paid or set aside for payment (other than dividends payable solely in shares of Common Stock) to the holders of Common Stock until and unless all dividends then payable to the holders of Convertible Preferred Stock shall have been paid or declared and set aside for payment in full.

         SECTION 2.  LIQUIDATION PREFERENCE.

                  (a)      PREFERENCE.

                           (i)      In the event of any liquidation, dissolution
or winding up of the Corporation, either voluntarily or involuntarily, the holders of the Convertible Preferred Stock shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock of the Corporation, an amount equal to (A) the consideration per share paid for such Convertible Preferred Stock (which shall be $6.30 per share) plus (B) a further amount equal to any dividends accrued but unpaid, whether or not declared, on such shares. If, upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the shareholders of the Corporation are insufficient to provide for the payment of the full aforesaid preferential amount, such assets as are so available shall be distributed among the holders of the Convertible Preferred Stock in proportion to the relative aggregate liquidation preferences of the Convertible Preferred Stock so held.

                           (ii)     After the payment or the setting apart for
payment to the holders of the Convertible Preferred Stock of the preferential amounts so payable to them, if assets remain in the Corporation the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata in accordance with the number of shares of Common Stock held by them.

                           (iii)    The amount per share set forth in
Section 2(a)(i) shall be appropriately adjusted for any stock splits, stock combinations, stock dividends or similar recapitalizations with respect to the Convertible Preferred Stock.

                  (b) NONCASH DISTRIBUTIONS. If any of the assets of the Corporation are to be distributed other than in cash under this Section 2 or for any purpose, then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Convertible Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Convertible Preferred Stock and Common Stock of the appraiser's valuation.


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                  (c) CONSOLIDATION OR MERGER. A consolidation or merger of the
Corporation with or into any other corporation or corporations (other than a consolidation or merger following which the holders of 51% or more of the capital stock of the resulting or surviving entity, based on voting power in the election of directors, are persons or entities who were shareholders of the Corporation immediately prior to such consolidation or merger), or a sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2, unless in any such particular event the holders of more than 80% of the then outstanding shares of Convertible Preferred Stock, voting together as a single class, determine that such particular event shall not, for purposes of this
Section 2, be deemed a liquidation, dissolution or winding up.

         SECTION 3. VOTING RIGHTS. The holder of each share of Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Convertible Preferred Stock could be converted on the record date for the vote or written consent of shareholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Convertible Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock upon all other matters submitted to a vote of shareholders, except those matters required to be submitted to a class vote pursuant to Section 6 or by law. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one). The holders of Convertible Preferred Stock shall also have the special voting rights set forth in Sections 5(b) and 6.

         SECTION 4. CONVERSION. Convertible Preferred Stock shall be convertible into Common Stock, as follows:

                  (a) RIGHT TO CONVERT. Each share of Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation. Each share of Convertible Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the "Conversion Value" by the "Conversion Price" per share in effect at the time of conversion. The number of shares of Common Stock into which a share of Convertible Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate." The Conversion Price per share of Convertible Preferred Stock (the "Conversion Price") initially in effect shall be $6.30. The Conversion Value per share of Convertible Preferred Stock (the "Conversion Value") shall be equal to $6.30 per share of Convertible Preferred Stock. The initial Conversion Price of Convertible Preferred Stock shall be subject to adjustment as hereinafter provided (including without limitation for stock splits, stock combinations, stock dividends or similar recapitalizations effective after January 5, 1994). In the event of any conversion of shares of Convertible Preferred Stock pursuant to this Section 4(a), the Corporation shall

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declare for payment and pay, within 60 days or as soon thereafter as is legally permissible, any and all dividends accrued but unpaid on such shares through the date of such conversion.

                  (b) AUTOMATIC CONVERSION. Each share of Convertible Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Rate immediately upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering any of the Corporation's securities (as that term is defined under the Securities Act of 1933, as then in effect) with aggregate net proceeds to the Corporation, at the public offering price, of at least $10,000,000 and an equivalent public offering price per share of Common Stock of at least $18.90 (such amount to be appropriately adjusted in the event of stock splits, stock combinations, stock dividends or similar recapitalizations effective after January 5, 1994); provided, that no such shares shall be automatically converted pursuant to this Section 4(b) unless the Corporation shall have declared for payment, within 60 days or as soon thereafter as is legally permissible, any and all dividends accrued but unpaid on such shares through the date of such conversion, and the Corporation shall thereafter pay the dividends so declared.

                  (c) MECHANICS OF CONVERSION. Before any holder of Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock as provided in Section 4(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Convertible Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  In the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Convertible Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Convertible Preferred Stock are either delivered to the Corporation as provided above, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Convertible Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be

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entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (d) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Conversion Price.

                  (e) ADJUSTMENT OF CONVERSION PRICE. The Conversion Price of the Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

                           (i)      If the Corporation shall issue any Common
Stock or options or rights to acquire Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (other than "Excluded Stock," as defined below, or stock dividends, subdivisions, split-ups, combinations or dividends, which such events are covered by subsections 4(e)(iii), (iv), and (v)), for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Common Stock (or options or rights to acquire Common Stock or other securities convertible into or exchangeable for Common Stock), then the Conversion Price shall forthwith be decreased immediately after such issuance to a price equal to the quotient obtained by dividing:

                                    (A)     an amount equal to the sum of

                                                     (x) the total number of
                                            shares of Common Stock outstanding
                                            (including any shares of Common
                                            Stock deemed to have been issued
                                            pursuant to subdivision (3) of this
                                            subsection (i)) immediately prior to
                                            such issuance multiplied by the
                                            Conversion Price in effect
                                            immediately prior to such issuance,
                                            plus

                                                     (y) the consideration
                                            received by the Corporation upon
                                            such issuance, by

                                    (B)     the total number of shares of Common
                           Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of this subsection (i)) immediately after the issuance of such Common Stock (or

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                           other securities convertible into or exchangeable for
                           Common Stock).

                           For purposes of making any such calculation pursuant to this subsection (i), the shares of Common Stock issuable upon conversion of the outstanding shares of Convertible Preferred Stock, together with any other shares of Common Stock deemed issued and outstanding pursuant to subdivision (3) of this subsection (i), shall be deemed issued and outstanding at all times. For the purposes of this subsection (i), the following provisions shall also be applicable:

                                            (1) In the case of the issuance of
                           Common Stock for cash, the consideration received therefor shall be deemed to be the amount of cash paid therefor without deducting any discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof.

                                            (2) In the case of the issuance of
                           Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors of the Corporation.

                                            (3) In the case of the issuance of
                           (i) options to purchase or rights to subscribe for Common Stock, (ii) securities by their terms convertible or exchangeable for Common Stock, or
                           (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                                                     (A) the aggregate maximum
                                    number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to be issuable for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and
                                    (2) above), if any, received by the
                                    Corporation upon the issuance of such
                                    options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                                                     (B) the aggregate maximum
                                    number of shares of Common Stock deliverable upon conversion of

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                                    or in exchange for any such convertible or
                                    exchangeable securities, or upon the
                                    exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to be issuable for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights, plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

                                                     (C) the aggregate maximum
                                    number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such options or rights or securities were issued (or, if later, in the case of options or other rights to purchase Excluded Stock, at the time or times at which such shares are both purchasable by the optionee or other right holder and are no longer subject to repurchase by the Corporation) provided that the consideration for which such Common Stock is deemed to be issuable does not exceed the issuance price of securities issued in the latest bona fide round of financing by the Corporation;

                                                     (D) on any change in the
                                    number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment (and any subsequent adjustments) made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged

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                                    prior to such change, as the case may be,
                                    been made upon the basis of such change or
                                    (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                                                     (E) on the expiration of
                                    any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment (and any subsequent adjustments) made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

                           (ii)     "Excluded Stock" shall mean:

                                    (A)    all shares of Common Stock issued and
                           outstanding on January 5, 1994;

                                    (B)    all shares of Common Stock into which
                           shares of Convertible Preferred Stock are convertible;

                                    (C)    up to 1,750,000 shares of Common
                           Stock issued or issuable upon exercise of options or other purchase rights granted to employees, officers, directors or consultants of the Corporation and approved by the Board of Directors of the Corporation (and any reissuance of such shares after repurchase thereof); and

                                    (D)    all shares of Common Stock or other
                           securities issued or to be issued to employees, officers, directors or consultants of the Corporation after receipt of written consent to

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                           such issuance from the holders of 60% of the then
                           outstanding shares of Convertible Preferred Stock and approval of such issuance by the Board of Directors of the Corporation.

         Shares of Excluded Stock described in (C) and (D) of this subsection 4(e)(ii) shall not be deemed to be outstanding for purposes of the computations of subsection 4(e)(i) above until actually issued or deemed issued pursuant to subdivision (3) of subsection (i) above.

                           (iii) If the number of shares of Common Stock
outstanding at any time after January 5, 1994 is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of the Convertible Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                           (iv) If the number of shares of Common Stock
outstanding at any time after January 5, 1994 is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of the Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                           (v) In case the Corporation shall declare a cash
dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), other than distributions in the event of a liquidation, dissolution or winding up of the Corporation, for which provision is made in Section 2, then, in such case, the holders of shares of Convertible Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Convertible Preferred Stock is then convertible.

                           (vi) In case, at any time after January 5, 1994, of
any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, the shares of Convertible Preferred Stock shall, if such event is not deemed a liquidation for

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purposes of Section 2(c), after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of Convertible Preferred Stock into Common Stock. The provisions of this subsection (vi) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                           (vii) All calculations under this Section 4 shall be
made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                  (f) MINIMAL ADJUSTMENTS. No adjustment in a Conversion Price need be made if such adjustment would result in a change in a Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in a Conversion Price.

                  (g) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and Rate at the time in effect for the Convertible Preferred Stock held, and (iii) the number of shares of Common Stock and the amount if any, of other property which at the time would be received upon the conversion of the Convertible Preferred Stock.

                  (h) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Convertible Preferred Stock at least twenty (20) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

                  (i) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Convertible Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Convertible Preferred Stock;

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and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (j) NOTICES. Any notice required by the provisions of this
Section 4 to be given to the holder of shares of Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his latest address appearing on the books of the Corporation.

         SECTION 5.  REDEMPTION OF CONVERTIBLE PREFERRED STOCK.

                  (a) On the 60th day following the Preferred Redemption Date, as defined below, and so long as any shares of Convertible Preferred Stock shall be outstanding, the Corporation shall at the request of any holder of Convertible Preferred Stock sent on or before the 30th day following such Preferred Redemption Date (unless otherwise prevented by law and, if so prevented, as soon thereafter as is permissible) redeem, at an amount per share equal to the Conversion Value of such Convertible Preferred Stock plus any dividends accrued but unpaid, whether or not declared, with respect thereto through the period ending on the 60th day following the Preferred Redemption Date, the number of shares of such Convertible Preferred Stock held by such holder specified in such request for redemption. The total sum payable for shares of Convertible Preferred Stock on the Preferred Redemption Date is hereinafter referred to as the "Preferred Redemption Price." As used herein, the term "Preferred Redemption Date" shall mean November 5, 1998.

                  (b) If upon any redemption the assets of the Corporation legally available for redemption shall be insufficient to pay the holders of Convertible Preferred Stock the full amounts to which they shall be entitled, the holders of shares of Convertible Preferred Stock, shall share ratably in any such redemption according to the respective amounts which would be payable in respect of shares specified in their respective requests for redemption upon such redemption if all amounts payable on or with respect to said shares were paid in full. Notwithstanding the foregoing, if any amount to be paid on the 60th day following the Preferred Redemption Date pursuant to this Section 5 is not paid on such date (whether or not such payment is at the time prevented by law), the following special dividend and voting provisions shall apply during the period (the "Redemption Default Period") measured from the date of such failure until the date on which such amount and any payments referred to in (i) of this Section 5(b) have been paid in full:

                           (i) INCREASED CUMULATIVE DIVIDEND RATE DURING
REDEMPTION DEFAULT PERIOD. During the Redemption Default Period, the holders of Convertible Preferred Stock shall be entitled to receive, when and as declared by the directors of the Corporation, out of funds legally available for the purpose, quarterly, cumulative dividends per share payable in cash on each Dividend Payment Date and on the last day of the Redemption Default Period, at the annual rate of the product of the applicable default dividend rate (as hereinafter defined) and the Conversion Value of the Convertible Preferred Stock. As used herein, the term "applicable default dividend rate" shall mean the Cumulative Dividend Rate determined in accordance with Section 1 for the period in question, plus an increment which is one percent (1%) per annum during the first six months of the Redemption Default Period and increases by one percent (1%) per annum for each additional six months or fraction thereof of the Redemption Default Period. The foregoing dividends shall cease to accumulate on the day on which the Redemption Default Period ends.

                           (ii) ELECTION OF MAJORITY OF DIRECTORS. If at any
time or times during the Redemption Default Period the Corporation shall not have declared and paid in full the cumulative dividends specified both in
Section 1 and in subsection 5(b)(i) (a "Dividend Default Period"), the holders of Convertible Preferred Stock may call a special meeting of the stockholders for the purpose of increasing the number of directors and electing additional directors sufficient in number such that, following such election, a majority of the directors of the Corporation shall be designees of such holders of Convertible Preferred Stock. In any such election, the holders of the Convertible Preferred Stock shall possess the full voting powers (to the exclusion of the holders of all other classes and series of capital stock of the Corporation) to elect such additional number of directors. Upon termination of the Dividend Default Period, the voting rights described in this subsection 5(b)(ii) shall cease, the term of office of all directors elected in accordance with this subsection shall terminate, and only the incumbent directors otherwise elected by the holders of Convertible Preferred Stock or Common Stock shall constitute the duly elected directors of the Corporation.

                  (c) Any request for redemption as herein provided shall be mailed by first class certified mail, return receipt requested, postage prepaid, to the Corporation at its then current address. At any time on or after the sixteenth day following the Preferred Redemption Date, the holders of the shares of Convertible Preferred Stock to be redeemed shall be entitled to receive the applicable Preferred Redemption Price upon actual delivery to the Corporation or its agent of the certificates representing the shares to be redeemed.

                  (d) The Corporation will not, and will not permit any subsidiary of the Corporation to, purchase or acquire any shares of Convertible Preferred Stock otherwise than pursuant to the terms of this Section 5 or pursuant to an offer made on the equivalent terms to all holders of Convertible Preferred Stock at the time outstanding.

                  (e) Once redeemed pursuant to the provisions of this Section 5, shares of Convertible Preferred Stock shall be canceled and not subject to reissuance.

                  (f) No Convertible Preferred Stock shall be entitled to the benefit of a sinking fund or purchase fund.

         SECTION 6.  PROTECTIVE PROVISIONS.

                  (a) APPROVAL OF CONVERTIBLE PREFERRED STOCK. So long as any of the Convertible Preferred Stock shall be outstanding, the Corporation shall not without obtaining the approval (by vote or written consent, as provided by law) of the holders of not less than 51% of the outstanding shares of Convertible Preferred Stock:

                           (i) CHANGE OF RIGHTS. Materially and adversely alter
or change the rights, preferences or privileges of the Convertible Preferred Stock; or

                           (ii) CREATE A NEW CLASS. Create any new class or
series of shares having preferences over any outstanding shares of Convertible Preferred Stock as to dividends or assets, or authorize or issue shares of stock of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this Corporation having any preference or priority as to dividends or assets superior to or on a parity (other than parity as to dividend or voting rights) with any such preference or priority of any outstanding shares of Convertible Preferred Stock; or

                           (iii) RECLASSIFICATION. Reclassify any class or
series of any Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of Convertible Preferred Stock; or

                           (iv) DIVIDENDS; REDEMPTIONS. Declare or pay any
dividend (other than a dividend payable in shares of Common Stock) with respect to the Common Stock, or repurchase any shares of Common Stock, other than pursuant to vesting or first refusal provisions of agreements with employees, officers, directors or consultants of the Corporation; or

                           (v) MERGER, CONSOLIDATION, SALE, ETC. OF ASSETS.
Merge or consolidate with, or permit any of its subsidiaries to merge or consolidate with, any entity, except that any such subsidiary may be merged into the Corporation or any other such subsidiary; sell, lease, license or otherwise dispose of, or permit any such subsidiary to sell, lease, license or otherwise dispose of, all or substantially all of the consolidated assets of the Corporation in any twelve-month period; or

                           (vi) AMENDMENTS. Adopt, amend or repeal any provision
of this Certificate of Incorporation or the bylaws of the Corporation.

                         C. UNDESIGNATED PREFERRED STOCK
                            ----------------------------

         Subject to any limitations prescribed by law, the Board of Directors or any authorized committee thereof is expressly authorized to provide for the issuance of the shares of

Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. Any action by the Board of Directors or any authorized committee thereof under this paragraph C shall require the affirmative vote of a majority of the Directors then in office or a majority of the members of such committee. The Board of Directors or any authorized committee thereof shall have the right to determine or fix one or more of the following with respect to each series of Undesignated Preferred Stock to the extent permitted by law:

                  (a) The distinctive serial designation and the number of shares constituting such series;

                  (b) The dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

                  (c) The voting powers, full or limited, if any, of the shares of such series;

                  (d) Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

                  (e) The amount or amounts payable upon the shares of such series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                  (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

                  (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                  (h) The price or other consideration for which the shares of such series shall be issued;

                  (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of Preferred Stock (or series thereof) and whether such shares may be reissued as shares of the same or any other class or series of stock; and

                  (j) Such other powers, preferences, rights, qualifications, limitations and restrictions thereof as the Board of Directors or any authorized committee thereof may deem advisable.


                                    ARTICLE V

                               STOCKHOLDER ACTION
                               ------------------

         Meetings of the stockholders may be taken within or without the State of Delaware, as the bylaws may provide.


                                   ARTICLE VI

                                    DIRECTORS
                                    ---------

         SECTION 1.  GENERAL.

         The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

         SECTION 2.  ELECTION OF DIRECTORS.

         Election of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

         SECTION 3.  TERMS OF DIRECTORS.

         The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock of the Corporation, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible. The initial Class I Director of the Corporation shall be Russell J. Campanello; the initial Class II Director of the Corporation shall be A. Bruce Johnston; and the initial Class III Directors of the Corporation shall be Lars D. Perkins and
J. Paul Costello. The initial Class I Director shall serve for a term expiring at the annual meeting of stockholders to be held following the fiscal year ending September 30, 1996, the initial Class II Director shall serve for a term expiring at the annual meeting of stockholders to be held following the fiscal year ending September 30, 1997, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held following the fiscal year ending September 30, 1998. At each annual meeting of stockholders, the successor or successors of the class of Directors whose term expires at that meeting (other than Directors elected by any series of Preferred Stock) shall be elected by a plurality of the votes cast at such meeting and shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The Directors elected to each class (other than Directors elected by any series of Preferred Stock) shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

         Notwithstanding the foregoing, whenever, pursuant to the provisions of
Article IV of this Second Amended and Restated Certificate of Incorporation, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate of Incorporation and any certificate of designations applicable thereto, and such Directors so elected shall not be divided into classes pursuant to this
Section 3.

         During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director's successor shall have been duly elected and qualified, or until such Director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director's earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total and authorized number of Directors of the Corporation shall be reduced accordingly.

         SECTION 4. VACANCIES.

         Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

         SECTION 5. REMOVAL.

         Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such Director. At least 30 days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal shall be sent to the Director whose removal will be considered at the meeting. For purposes of this Second Amended and Restated Certificate of Incorporation, "cause," with respect to the removal of any Director shall include (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of any action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Corporation.

                                   ARTICLE VII

                             LIMITATION OF LIABILITY
                             -----------------------

         A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Second Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

         Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.


                                  ARTICLE VIII

                              AMENDMENT OF BY-LAWS
                              --------------------

         SECTION 1. AMENDMENT BY DIRECTORS.

         Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors.

         SECTION 2. AMENDMENT BY STOCKHOLDERS.

         The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least two-thirds of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class.

                                   ARTICLE IX

                    AMENDMENT OF CERTIFICATE OF INCORPORATION
                    -----------------------------------------

         The Corporation reserves the right to amend or repeal this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Second Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment or repeal of this Second Amended and Restated Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors pursuant to a resolution adopted by the Board of Directors in accordance with Section 242 of the DGCL, and, except as otherwise provided by law, thereafter approved by the stockholders. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Second Amended and Restated Certificate of Incorporation, and in addition to any other vote of holders of voting stock that is required by this Second Amended and Restated Certificate of Incorporation, or by law, the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal, voting together a single class, at a duly constituted meeting of stockholders called expressly for such purpose shall be required to amend or repeal any provisions of this Second Amended and Restated Certificate of Incorporation; provided, however, that the affirmative vote of not less than 80% of the total votes eligible to be cast by holders of voting stock, voting together a single class, shall be required to amend or repeal any of the provisions of Article VI or Article IX of this Second Amended and Restated Certificate of Incorporation.

         I, Lars D. Perkins, President of the Corporation, for the purpose of amending and restating the Corporation's Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed on behalf of the Corporation this 31 day of May, 1996.





                                             /s/ Lars D. Perkins
                                             -----------------------------------
                                             Lars D. Perkins, President

269908.c4